Exhibit 11

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated October 21, 2021, relating to the financial statements of Veloce Cap Fund 1, LP appearing in this Regulation A Offering Statement.

/s/ Duner and Foote
Irvine, California
October 27, 2021